Third Quarter 2000 Earnings
                                 Conference Call
                                  July 25, 2000
                                 10:00 a.m. CST

Charlie:

Welcome to Oshkosh Truck's third quarter earnings conference call. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck, who will address you in a few moments regarding our business outlook.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that are believed to be within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, made by us during this conference call, including, without limitation, statements regarding Oshkosh Truck's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures and debt levels, and plans and objectives of management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect, "intend", "estimates", "anticipate", "believe", "should", "plans", or "continue", or similar terminology. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are described in a Form 8-K filed with the SEC this morning and other filings with the SEC. In addition, the Company disclaims any obligation to update such forward-looking statements, which may not be updated until the Company's next quarterly conference call, if at all.

Oshkosh reported net income of $15.3 million, or $0.90 per share, for the third quarter. Net income was up 45% from the $10.5 million for the third quarter of 1999, while EPS was up 11% from the $0.81 per share reported last year. EPS growth, of course, was lower due to the impact of the additional shares arising from the November 1999 equity offering.

Consolidated operating income rose 22.6% to $28.8 million from $23.5 million the previous year on an 18.8% sales increase to $392 million. Consolidated


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operating income margins reached 7.4%, in line with our annual target for operating income margins in fiscal 2000.

We are quite proud of these results, and are currently on track to reach our EPS targets of $0.83 per share in the fourth quarter and $2.91 per share for full fiscal year 2000.

Let's turn to a review of the results of the individual business segments.

Fire and Emergency

Beginning with our Fire and Emergency segment, sales grew 24.0% to $103.5 million in the quarter, and operating income was up 16.9% to $9.5 million.

Sales at Pierce, our fire truck company, which comprises a substantial majority of this segment, were up 14.9% in the quarter. Pierce's margins improved to 9.3% in the third quarter from 9.2% in the second quarter. Sales of our aircraft rescue firefighting units in the quarter were double prior year levels. These units carry lower margins than our other products in this segment, which limited our operating income growth in this segment in the quarter.

Pierce's backlog was up 5% at June 30, 2000 compared to prior year levels. Pierce's pipeline of potential orders for the fourth quarter suggests that its backlog will strengthen further in the fourth quarter.

Defense

Sales in our Defense segment were up 37% in the third quarter, at $69.4 million, compared to $50.6 million in the prior year. Operating income increased 74% to $7.3 million compared to $4.2 million in the prior year. The increase reflected an improved model mix and lower bid and proposal spending that was deferred until the first quarter of fiscal 2001 due to a delay by the Department of Defense in circulating the FMTV Future program request for proposal.

Looking ahead into the fourth quarter of fiscal year 2000, we expect our defense sales to pick up sharply in the fourth quarter as we increase U.S. heavy tactical truck production, ramp up MTVR sales and ship certain foreign military business.


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Commercial

Turning to the Commercial segment, sales grew 11.7% to $219.2 million, while operating income grew 10.5% to $18.4 million. Our unit sales were very strong in all our concrete placement product lines with rear-discharge mixer units up 13.2% and front-discharge units up 12%.

We believe that the strength in concrete placement sales in fiscal 2000 year-to-date in part reflected early buying relative to prior year because ready mix companies were concerned about chassis and mixer shortages in season to meet their pouring demands. Reflecting that buying pattern, our rear discharge backlog was down 24.2% at June 30, 2000, and our front discharge backlog was down 38% at June 30, 2000. Interestingly, all of the decline in the backlog is relative to the fourth quarter. Our backlog related to first half of fiscal 2001 is actually ahead of where we were this time last year.

Unlike fiscal 1999 when fourth quarter mixer sales were nearly as large as third quarter sales, we expect fiscal 2000 to be a more typical year where mixer sales decline from the third to the fourth quarter due to seasonal demand changes. Even after that anticipated fourth quarter shortfall, we expect mixer sales to be up approximately 5% for full fiscal year 2000, significantly better than our expectations early in fiscal 2000 that mixer sales would decline 6.5%.

Refuse unit sales were up 5.7% in the third quarter. Due to a shift in mix to packer only sales from packer and chassis package sales, sales dollars were up 4.1%. Year-to-date, refuse unit sales were up 11.3%, in line with our annual 10% increase target for refuse unit sales. Beginning in the third quarter, orders from Waste Management began to increase and were steady throughout the quarter while Allied orders trailed off in the second half of the third quarter. Municipal orders were quite strong in the quarter. Bob will talk more about that.

Our refuse unit backlog was down 21.2% at June 30, 2000; however, due to shorter lead times and a strong book of municipal business, we believe that refuse unit sales will be up 10% in the fourth quarter of fiscal 2000.



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Corporate

At the Corporate level, our Corporate expenses rose 17% to $6.4 million in the quarter to provide for certain large health related claims arising in the quarter, and to provide for certain management incentives.

From a debt perspective, we reduced our borrowings by $20 million in the quarter to $180 million, on track toward our target of driving our debt down to $150 million by September 30, 2000.



2001 Outlook

Let me now briefly give you our current estimates for fiscal 2001 financial performance before turning the call over to Bob who will describe how we will strive to achieve that performance.

Presently, we believe that fiscal 2001 sales, assuming no acquisitions, will approximate $1.45 billion, up about 11.5% from projected fiscal 2000 sales of $1.3 billion. We believe EPS will increase about 15% to approximately $3.35 per share, again assuming no acquisitions. Fire and emergency sales are expected to reach about $420 million next year, up about 7%. This growth rate is down somewhat from fiscal 2000 because we believe that worldwide aircraft rescue and firefighting market sales in 2001 cannot remain at 2000 levels and due to one more year of limited snowfall affecting our snow plow and blower business. Our defense sales should rise to about $400 million next year due to a planned $115 million increase in MTVR sales as that contract ramps up. Commercial segment sales are expected to be flat in fiscal 2001. From a planning standpoint, we are projecting rear concrete mixer sales to be down 13.5% due to rising mortgage rates and lower housing starts. We expect an 8% - 10% increase in refuse sales and several initiatives to build our commercial parts business to offset the decline in concrete mixer sales.

By quarter, we believe that these sales expectations by segment would lead consolidated sales to be up about 13% in quarter one, 8% in quarter two, 10% in quarter three and 13.5% in quarter four relative to fiscal 2000.

Our consolidated operating income margins are expected to improve a few tenths of a percentage point above fiscal 2000 levels. Currently, we expect 2000 consolidated operating income margins to come in at about 7.5% for the full year.

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This would suggest consolidated operating income of $113 - $115 million for fiscal 2001, an increase of 15% - 17% above fiscal 2000.

By business segment, we believe that fire and emergency operating income will grow over 20% to about $43 - $44 million in fiscal 2001 to about 10.5% of sales. Cost reduction initiatives and recovery of ERP installation related inefficiencies should drive the improvement. Defense operating income should grow more modestly in 2001 to about $28 - $29 million. The MTVR will ramp-up at lower margins and next year we will spend heavily to win the U.S. Army's FMTV Future program. Commercial operating income is expected to improve over 10% in 2001 to $60 - $62 million. While concrete placement operating income is projected to decline, we are in the middle of an expansion of refuse manufacturing capacity which was undertaken to double our refuse margins and these estimates assume that we will achieve that margin improvement.

Corporate expenses are expected to be up only 2.5% to 3.0% next year. And, we believe that we will enjoy modestly declining interest costs next year from lower borrowings in spite of higher interest rates.

Summing it all up, we hope to drive net income up about 20% next year. Given the dilutive effects of the November 1999 equity offering, that would drive EPS up approximately 15% in 2001 to about $3.35. By quarter, we believe that EPS will be much stronger in the second half of fiscal 2001 as MTVR sales ramp up and as we enjoy a better mix of heavy tactical defense trucks. First quarter earnings will also be significantly impacted by material bid and proposal spending on the FMTV Future program and the dilutive effects of the November 1999 equity offering. Thus, we expect first quarter EPS to be up modestly about 4%; then, we should see the rate of EPS growth improve to about 9% in the second quarter, about 23% in the third quarter and about 21% in the fourth quarter relative to fiscal 2000.

Upsides to these estimates could involve improvement in MTVR margins as we turn on full rate production. At that point, we will be more confident in our cost reduction initiatives and have a clearer view regarding any retrofit requirements relative to initial rate production. Upside may also arise from an improved outlook in concrete mixer markets if the U.S. economy is indeed headed for a soft landing. We suggest that analysts refrain from including such upsides in their earnings estimates until we have a clearer view of the actions that Mr. Alan Greenspan will be taking over the next few quarters.

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Of course, there are downsides to every estimate. Certainly, concrete mixer sales could decline more than 13.5%, and we may not achieve our targets for improvement in refuse margins and for the ramp-up of the MTVR.

From a financial position standpoint, assuming no acquisitions, we would expect borrowings to grow with seasonal working capital demands from our estimate of $150 million at September 30, 2000 to $170 million at December 31, 2000 and $190 million at March 31, 2001 and then decline to $160 million at June 30, 2001 and $125 million at September 30, 2001. We expect capital spending in 2001 to approximate 2000 levels at $20 million.

Certainly, all these 2001 estimates are just that--estimates. And, there are ranges to all estimates. We encourage all investors to take their own view of our markets, and the impact of market conditions on our sales and earnings.

Bob, will now share his views on our third quarter performance and our 2001 outlook.

BOB

I'd also like to thank you for joining us today. I know it's a busy day for conference calls, so we appreciate your time.

Fire & Emergency:

Let's go right to our fire and emergency market. Smooth progress describes Pierce's performance during the third quarter. Charlie's already discussed their performance, but let me say that sales and income were up about 15% while the market held steady. We brought in some key accounts, including our largest sale of Quantums ever - 21 to Las Vegas. Vegas will be a 100% Quantum fleet. And, we finally cracked the City of Minneapolis with the sale of two tillers.

Beyond that, we finished the 200th Contender Series apparatus at our Florida operations, following on the heels of our 100th unit back in January. With our orders for this line expected to double next year, this product line expansion has proven to be a sound strategy for increasing our market share among price-conscious departments.

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The first Enforcer chassis, first introduced to the market in February, rolled off our production line. One of those units is headed for Sturgis, South Dakota. You might wonder why I mention that. Well, Pierce is the official fire truck for the 2000 Sturgis Motorcycle Rally. That probably sounds odd to some of you, but we're ensured of great visibility for the Pierce brand among more than half a million motorcycle enthusiasts that are expected for one of America's classic rallies.

To top things off, Pierce completed an expansion of its fabrication plant which changed the production flow to increase efficiency and added robotics technology to the manufacturing process. This will allow us to accommodate further increases in production at our Appleton facilities.

In fiscal 2001, we expect to see the fire and emergency market continue its steady growth trend of about 2% to 3%. We believe our top line sales growth will be in the 7 % range. New product development and line extensions will help drive top line performance, along with improvements to our distribution network. For bottom line growth, our expectations are for much higher growth. Our focus will be on creating operating efficiencies, now that production is steady and we've left our ERP system problems behind.

Commercial:

Now, let's turn to the refuse market.

Waste Management's buying pattern has stabilized, with consistent orders throughout the third quarter. However, Allied has temporarily backed off on its capital investments. For next year, I believe we'll see common trends at both companies. With divestitures achieved and debt reductions under their belt, they're likely to focus on their core business and driving efficiencies. Equipment investment should be a cornerstone of that.

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McNeilus continues to make inroads in the municipal market segment. This quarter, we landed orders for Philadelphia of 60 to 80 units a year for the next three years, and we brought in new business in San Diego, Long Beach, Phoenix, L.A. and Scottsdale.

In May, McNeilus launched a pilot program to provide on-site preventive maintenance checks. It addresses one of haulers biggest concerns these days - qualified technicians. It's called the RPM program - refuse preventive maintenance, and it's being test-marketed in Georgia through our Atlanta branch. For $1500 a year, haulers can have their packers thoroughly inspected and basic maintenance done. So, their own techs have someone to aid them in identifying problem areas and they don't have to worry about preventive maintenance at all.

Based on the results of this test market, we would plan to expand this revenue-generating service to other areas of the country.

In addition, the upgrading of our refuse packer line continued with improvements on the AutoReach automated side loader design. Most changes are designed to reduce maintenance, simplify troubleshooting and, generally, increase lifecycle. All are top priorities for haulers, and sure to impact AutoReach sales during the next year.

Fiscal 2001 should see continued steady growth in the refuse market, probably hovering between 8% to 10%, fueled not only by the activities of the largest waste haulers, but also by the growth trend in recycling and alternative fuel vehicles. Our target is to grow our refuse business by at least 10% year over year. You might be asking how? First, we expect to continue to refine and improve our product offering, especially our front loader and side loader lines. Second, we intend to continue with our strategy to penetrate the municipal market. And third, we plan to expand the service and aftermarket parts support to generate a complete value package for customers.

These are interesting days for the concrete placement market.

Quite frankly, we are doing better than any of the "experts" would have expected. For fiscal 2000, the construction market was projected to decline 6.5% due to rising interest rates and a general slowing of construction activity. In fact, we believe our business will be up approximately 5% for the year.


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I attribute this to four factors - (1) the growing popularity of concrete as a construction material, (2) the lengthening of the construction season in many areas of the country due to changing weather patterns, (3) TEA-21 spending and
(4) the continued strength of the U.S. economy.

For fiscal 2001, we again face predictions that rising mortgage rates (now up over 8%) and declining housing starts are destined to create a 5% to 10% decline in mixer shipments. Our present financial estimates assume that concrete rear mixer sales will be down 13.5% in 2001. However, we've been conducting extensive surveys of our customer base, including some of the largest producers in the country. Based on the fact that these producers are booked out about 18 months, we remain cautiously optimistic that the mixer business may be somewhat stronger than those estimates.

Defense:

Defense sales and production have been running smoothly this quarter. The MTVR program is progressing well. We completed the operational testing phase on schedule, which is a significant accomplishment and speaks well for the strength of our design. In addition, we are on track to complete the technical testing next quarter. We have dedicated considerable resources and focus to assuring that the MTVR tests well and receives approval on schedule in December to start full rate production.

In addition, the UK tank transporter program remains firmly in our sights. The preferred bidder decision has been delayed until November, with negotiations to follow. We remain cautiously optimistic and are comfortable with our technical response.

Of course, the single largest factor in our 2001 performance will be the MTVR contract. Our target is to achieve approval for full rate production as scheduled at the end of this calendar year, so that ramp up to full rate production and the opportunity for margin improvement occurs on schedule during the second quarter of fiscal 2001. We expect the ramp-up in MTVR sales to add $115 million in additional sales next year.


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One more item before we move on to International. In May, the Department of
Defense honored Oshkosh for acquisition excellence. We were recognized for our work on the MTVR program with the David Packard Award for best acquisition practices. It's my opinion that being noted for acquisition reform or best practices can only further enhance our reputation for performance on major military contracts.

International:

All was not quiet on our international front. In fact, major exhibitions came fast and furious in June. We introduced our MTVR to the global defense market at Eurosatory, held in Paris. We consider Eurosatory to be one of two major international defense shows, so it was an obvious choice to introduce the MTVR there. I'll tell you, the competition, even the big truck OEM's tried to get all over our truck. And, interest from several foreign countries appeared strong. We will be demonstrating the MTVR around the world next year.

We also introduced our new Husky industrial foam system to the market in June at the world's largest fire exhibition - Interschutz, in Augsburg, Germany. Held only every six years, Interschutz attracts upwards of 150,000 firefighters from around the world. The Husky industrial foam system is designed specifically for the large-scale demands of fire suppression at oil refineries, chemical plants and petrochemical complexes. The industrial market is a good choice for our Pierce products for several reasons:

o It is a small niche market, which complements our fire apparatus business.

o Industrial fire departments like the American-style custom chassis, with few modifications, and

o   Pierce has a high-level of proprietary content, with our foam systems.

We were very pleased by the interest that our new industrial foam pumper generated among attendees from the Middle East and South America, our two primary target regions for this type of product.


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Now, to summarize our thoughts for fiscal 2001, let me say that I believe it will be a good year where we carry the momentum we've created into fiscal 2001. We consider the long-term fundamentals in each of our markets to be strong. We are targeting our sales to hit $1.45 billion, up from about $1.3 billion this year. We believe our EPS will improve from our estimate of $2.91 per share in 2000 to about $3.35 per share next year. That's consistent with current Street estimates, and represents potential for 15% organic earnings improvement in 2001, before acquisitions. We have stepped up our efforts to identify and conclude accretive acquisitions. And, we believe there is some upside potential if concrete demand holds and the MTVR ramp-up proceeds on schedule. Beyond that, we are striving for continuous productivity improvement and product line expansion for increased market penetration.

Thank you for joining us.

Operator, please start the question and answer period.



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